UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2011

Santander Holdings USA, Inc.
(Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street, Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 346-7200

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Investment Agreements

As previously reported on October 20, 2011, Santander Holdings USA, Inc. (“SHUSA”) and Santander Consumer USA Inc. (“SCUSA”), a majority-owned subsidiary of SHUSA, entered into an investment agreement with Sponsor Auto Finance Holdings Series LP, a Delaware limited partnership (“Auto Finance Holdings”).  Auto Finance Holdings is jointly owned by investment funds affiliated with each of Warburg Pincus LLC, Kohlberg Kravis Roberts & Co. L.P. and Centerbridge Partners L.P. (collectively, the “New Investors”), as well as DFS Sponsor Investments LLC, a Delaware limited liability company affiliated with Thomas G. Dundon, the Chief Executive Officer of SCUSA and a Director of SHUSA, and Jason Kulas, Chief Financial Officer of SCUSA.  As previously reported on October 20, 2011, SCUSA also entered into an investment agreement with DDFS LLC (f/k/a, Dundon DFS LLC), (“DDFS”), a Delaware limited liability company affiliated with Thomas G. Dundon.

On December 31, 2011, SCUSA completed the sale to Auto Finance Holdings of an aggregate number of 32,438,127.19 shares of SCUSA common stock for an aggregate purchase price of $1.0 billion. On December 31, 2011, SCUSA also completed the sale to DDFS of 5,140,468.58 additional shares of SCUSA common stock for aggregate consideration of $158.2 million. In addition, on December 31, 2011, SCUSA completed the sale to certain members of SCUSA’s management of 67,373.99 shares of SCUSA common stock for an aggregate consideration of approximately $2.1 million.

As a result of these transactions, SHUSA, the New Investors (indirectly through Auto Finance Holdings) and Mr. Dundon (indirectly through DDFS and DFS Sponsor Investments LLC) will own approximately 65%, 24% and 11% of the common stock of SCUSA, respectively.  The aggregate shares of SCUSA management, other than Mr. Dundon, comprise less than 0.1% of the common stock of SCUSA. The consideration paid by DDFS and SCUSA management was determined by reference to the per share price negotiated by SCUSA and Auto Finance Holdings.

Shareholders Agreement

On December 31, 2011, SHUSA, SCUSA, Auto Financing Holdings, DDFS, Thomas G. Dundon and Banco Santander, S.A. entered into a shareholders agreement (the “Shareholders Agreement”). The Shareholders Agreement provides each of SHUSA, DDFS and Auto Finance Holdings with certain board representation, governance, registration and other rights with respect to their ownership interests in SCUSA.

Pursuant to the Shareholders Agreement, depending on SCUSA’s performance during 2014 and 2015, if SCUSA exceeds certain performance targets, SCUSA may be required to make a payment of up to $595 million in favor of SHUSA. If SCUSA does not meet such performance targets during 2014 and 2015, SCUSA may be required to make a payment to Auto Finance Holdings of up to the same amount.

The Shareholders Agreement also provides that each of Auto Finance Holdings and DDFS will have the right to sell, and SHUSA will be required to purchase, their respective shares of SCUSA common stock, at its then fair market value, and Auto Finance Holdings and DDFS, if applicable, will receive the payment referred to above at that time (i) at the fourth, fifth and seventh anniversaries of the closing of the Investments, unless an initial public offering of SCUSA common stock has been previously consummated or (ii) in the event there is a deadlock with respect to certain specified matters which require the approval of the board of directors or shareholders of SCUSA.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The following unaudited pro forma financial information of SHUSA is submitted at the end of this Current Report on Form 8-K, and is filed herewith as Exhibit 99.1, and incorporated herein by reference:

(i)   Santander Holdings USA, Inc. Pro Forma Consolidated Balance Sheet as of September 30, 2011. (Unaudited)

(ii)  Santander Holdings USA, Inc. Pro Forma Consolidated Statements of Operations Year Ended December 31, 2010. (Unaudited)

(iii) Santander Holdings USA, Inc Pro Forma Consolidated Statement of Operations nine months ended September 30, 2011. (Unaudited)

(c) Exhibits

Exhibit No.	Description

99.1	Pro Forma Consolidated financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER HOLDINGS USA, INC.

Dated: January 6, 2012	By:	/s/ Christopher K. Pfirrman
Name: Christopher K. Pfirrman
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Pro Forma Consolidated financial statements.